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                                                                    Exhibit 99.1







FOR IMMEDIATE RELEASE


CONTACT:     DANA C. MCLENDON, JR.
             SENIOR VICE PRESIDENT -- CHIEF
               ADMINISTRATIVE OFFICER
             (615) 309-2008


                       NEW AMERICAN HEALTHCARE CORPORATION
                COMPLETES SALE OF DELTA MEDICAL CENTER - MEMPHIS


NASHVILLE, Tennessee (September 1, 1999) - New American Healthcare Corporation (NYSE:NAH) today announced that it had completed the sale of Delta Medical Center - Memphis to a company owned by Neil G. McLean and Craig B. Watson, former employees and founding officers of New American Healthcare. Delta Medical Center is one of the hospitals that New American Healthcare had previously announced its intent to sell. Terms of the transaction were not disclosed.

         Thomas W. Singleton, president and chief executive officer of New American Healthcare, said, "We are pleased to have completed the sale of Delta Medical Center. This transaction represents a win/win situation for everyone involved. Having worked with Neil and Craig, we are confident of their abilities as operators, and we know that the employees and patients of Delta Medical Center are in good hands. Delta Medical Center is a facility with significant potential; however, New American Healthcare is primarily focused on non-urban, medical/surgical facilities, and Delta Medical Center serves a suburban and industrial market and has a strong behavioral health component, as well as medical/surgical services. The completion of this transaction will allow management of New American Healthcare to concentrate on the Company's remaining facilities, which are a more appropriate fit for the Company's operating strategy."



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         New American Healthcare Corporation was formed to capitalize on opportunities to be the principal provider of quality, cost-effective healthcare services in the non-urban communities which it targets. Excluding Delta Medical Center, New American Healthcare owns nine acute care hospitals located in seven states with 955 licensed beds. For additional information about the Company, visit New American Healthcare's web site: http://www.nahc.net.

         This press release contains forward-looking information that is subject to certain risks, trends, and uncertainties that could cause actual results to differ from those projected. Among these risks, trends, and uncertainties are the following: general economic and business conditions, both nationally and in regions where the Company operates; demographic changes; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on the Company's business; changes in Medicare and Medicaid reimbursement levels; the Company's ability to implement successfully its acquisition and development strategy and changes in such strategy; the availability and terms of financing to fund the expansion of the Company's business, including the acquisition of additional hospitals; the Company's ability to attract and retain qualified management personnel and to recruit and retain physicians and other health care personnel to the rural markets it serves; the effect of managed care initiatives on the rural markets served by the Company's hospitals and the Company's ability to enter into managed care provider agreements on acceptable terms; the effect of liability and other claims asserted against the Company; the effect of competition in the markets served by the Company's hospitals; and other factors referenced in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as filed with the Securities and Exchange Commission.


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